 EXHIBIT 99.1
For Immediate Release
Augusta, Georgia
October 27, 2005

GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES THIRD QUARTER RESULTS

Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc., the parent company of First Bank of Georgia, announced today the Company's financial results for the third quarter ending September 30, 2005.

The Company announced significant growth in assets as compared to September 30, 2004 and December 31, 2004.

According to Blanchard, consolidated total assets have grown by $69 million or 23% since September 30, 2004. He further stated that the new total in consolidated assets of $374 million compares well to the year-end consolidated totals of $332 million as of December 31, 2004.

Blanchard further reported that the Company posted a consolidated net income for the third quarter of 2005 of $952,000. This net income is slightly greater than the consolidated net income for the third quarter of 2004 of $935,000. Comparative year-to-date net income through the first nine months was $2,406,000 for 2005 and $2,487,000 for 2004, respectively.

The Company reported that diluted earnings per share were $.27 for the third quarter, compared to $.26 for the third quarter of 2004. For the nine months ended September 30, 2005, diluted earnings per share were $.68, compared to $.69 for the nine months ended September 30, 2004.

According to the Company, return on average assets for the quarter ending September 30, 2005 was 1.04% while return on average equity for the third quarter was 13.97%. The return on average assets for the nine months ended September 30, 2005 was .94%. Return on average equity for the nine month period ended September 30, 2005 was 12.07%.

"As we enter the fourth quarter of 2005, we have officially opened and established the new Main Office facility of the Company and the Bank at 3527 Wheeler Road," Blanchard stated. The new facility was officially opened on September 12, 2005.

"The year 2005 has been characterized by a healthy growth in both loans and deposits and the welcoming of a large number of new customers to the bank," commented Remer Y. Brinson III, President & CEO of First Bank.

Brinson also stated that management has continued to maintain an above average reserve for loan losses, in comparison to peer banks, while recognizing the healthy growth in loans.

Although gain on sale of mortgage loans has declined slightly since 2004, the bank has developed a reliable and consistent income stream from First Bank Mortgage and the Bank's Construction Loan Department.

"The formal opening of the new Main Office will initially create new operating expenses which are expected to have a negative impact on profitability beginning in the third quarter of 2005. We project that the new facility will reach break-even in approximately two years and will then begin contributing to the growth and future profitability of the Company and the Bank," Blanchard continued.

Georgia-Carolina Bancshares' common stock is quoted on the Over-The-Counter Bulletin Board under the symbol GECR.

The book value of the common stock of Georgia-Carolina Bancshares, Inc. was reported at $8.31 per share as of September 30, 2005. The closing price of the stock on the Over-The-Counter Bulletin Board was $14.90 on October 24, 2005.

Georgia-Carolina Bancshares, Inc. is a bank holding company with $374 million in assets as of September 30, 2005. The Company owns First Bank of Georgia, which conducts bank operations through offices in Augusta, Columbia County and Thomson, Georgia.

Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan is the Company's principal contact.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. Such statements are subject to certain risks and uncertainties, including, but not limited to: economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes.

The above factors, in some cases, have affected, and in the future could effect, the Company's financial performance and could cause actual results for 2005 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.